Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REVOLUTION LIGHTING TECHNOLOGIES, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delware)

Revolution Lighting Technologies, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is Revolution Lighting Technologies, Inc. The Corporation was originally incorporated pursuant to the General Corporation Law on December 16, 1993 under the name Super Vision International, Inc.

2. That the board of directors of the Corporation (the “Board of Directors”) duly adopted resolutions proposing to amend the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefore.

3. That the following amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 211 of the General Corporation Law.

4. That this Amendment to the Amended and Restated Certificate of Incorporation, which further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 of the General Corporation Law.

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended further to read as follows:

FIRST: The first sentence of the fourth paragraph of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read as follows:

“The total number of shares of stock which the Corporation shall be authorized to issue is One Hundred and Fifty Million (150,000,000) shares of Common Stock, each share having $0.001 par value, and Five Million (5,000,000) shares of Preferred Stock, each share having $0.001 par value.”

5. The effective date of this Amendment will be Friday, May 17, 2013 at 12:01 A.M.

[Signature Page Follows]

IN WITNESS WHEREOF, Revolution Lighting Technologies, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Financial Officer this 17th day of May, 2013.

REVOLUTION LIGHTING TECHNOLOGIES, INC.

By:	/s/ Charles J. Schafer
Name:	Charles J. Schafer
Title:	President and Chief Financial Officer